EXHIBIT 3

                          [Cede & Co. Letterhead]


                                                  August 11, 1998

VIA FACSIMILE AND HAND DELIVERY

AMP Incorporated
470 Friendship Road
Harrisburg, PA 17111

 Attention: David F. Henschel, Corporate Secretary
            and Associate General Legal Counsel

Dear Mr. Henschel:

            Cede & Co. ("Cede"), the nominee of The Depository Trust Company ("DTC"), is a holder of record of shares of common stock, without par value, of AMP Incorporated, a Pennsylvania corporation (the "Company"). DTC is informed by its participant, The Chase Manhattan Bank (the "Participant"), that on the date hereof 100 of such shares (the "Shares") credited to Participant's DTC account are beneficially owned by AlliedSignal Inc., a Delaware corporation ("AlliedSignal"), a customer of Participant.

       At the request of Participant, on behalf of AlliedSignal and pursuant to Article 1, Section 1.7.2 of the Company's By-laws, Cede, as holder of record of the Shares, hereby requests that the Board of Directors of the Company fix, within ten (10) days of receipt of this notice, Monday, August 31, 1998, as the record date for determining shareholders entitled to consent to corporate action in writing without a meeting.

       While Cede is furnishing this request as the shareholder of record of the Shares, it does so only at the request of the Participant, and only as a nominal party for the true party in interest, AlliedSignal. Cede and Participant have no interest in this matter other than to take those steps which are necessary to ensure that AlliedSignal is not denied its rights as the beneficial owner of the Shares, and Cede and Participant assume no further responsibility in this matter.

     Further correspondence on this matter should be directed to Peter Kreindler, Esq., Senior Vice President, General Counsel and Secretary, AlliedSignal Inc., 101 Columbia Road, Morristown, NJ 07962, with a copy directed to the attention of Robert DeGregorie, Esq., The Chase Manhattan Bank, 270 Park Avenue, 41st Floor, New York, NY 10017. Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and returning it to the waiting messenger.

                                     Very truly yours,

                                     CEDE & CO.


                                     By:/s/ Gary LaCara
                                        ------------------------
                                        Gary LaCara, Partner


Receipt is hereby acknowledged this ___ day of August, 1998.

AMP INCORPORATED

By:

Title: